Exhibit 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT: Tom Ryan Investor Relations Advisor ph: 203.682.8200 fax: 203.682.8201	Mark L. Yoseloff, Ph.D., Chairman and CEO Richard Baldwin, Senior Vice President and CFO ph: 702.897.7150 fax: 702.270.5161

SHUFFLE MASTER, INC. REPORTS THIRD QUARTER RESULTS

LAS VEGAS . . . Thursday, September 7, 2006 . . . Shuffle Master, Inc. (NASDAQ National Market:  SHFL) today announced its results from continuing operations for the third quarter and nine months ended July 31, 2006.

Third Quarter Financial Results

•                  Revenue increased 49% to $40.7 million.

•                  EBITDA increased 26% to $19.2 million.

•                  GAAP earnings per share from continuing operations of $0.20.

•                  Considering our operating results in view of our previously stated earnings guidance, which excluded any cost or contribution from the Stargames acquisition and the adoption of SFAS123R, our earnings per share would have been $0.30.

GAAP earnings per share for the quarter were impacted by several factors, including:

•                  Costs associated with the Stargames acquisition totaled a $0.07 loss. Cost of Stargames acquisition includes operating results of the Stargames product lines, acquisition intangible asset amortization and acquisition financing costs.

•                  Adoption of SFAS123R had a $0.03 negative impact on GAAP earnings per share.

•                  An increase in the diluted shares outstanding of 891,000 under the Company’s convertible debt, as a result of the substantial increase in the Company’s average share price.

•                  Gain recognition related to the sale of intellectual property totaled $0.08.

Nine Month Financial Results

•                  Revenue increased 47% to $117.4 million.

•                  EBITDA increased 29% to $52.8 million.

•                  GAAP earnings per share from continuing operations of $0.06.

GAAP earnings per share for the year were impacted by several factors, including:

•                  Costs associated with the Stargames acquisition totaled a $0.60 loss. The cost of Stargames acquisition, as defined above, also includes the IPR&D write-off recorded in the second quarter.

•                  Adoption of SFAS123R had a $0.08 negative impact on GAAP earnings per share.

•                  An increase in the diluted shares outstanding of 387,000 under the Company’s convertible debt, as a result of the substantial increase in the Company’s average share price.

•                  Gain recognition related to the sale of intellectual property totaled $0.08.

Mark L. Yoseloff, Chairman and Chief Executive Officer commented, “The third quarter saw solid revenue growth across all of our business segments and a continuation of our global diversification that began two years ago. More importantly, however, the period was characterized by ongoing integration successes that focus on infrastructure efficiency and a global portfolio of proven products. These strides are critical to our future and will position Shuffle Master for its next decade of growth.”  Yoseloff continued, “As we complete our first phase of integration over the coming quarters, we are confident that fiscal 2007 will see Shuffle Master’s market presence expand dramatically. This includes a leading position in the fastest growing gaming region in the world, the Pacific Rim, and enormous opportunity in North America. Along the way, we will continue to allocate our capital prudently and the third quarter was a great example of that effort.”

Recent announcements and significant developments included:

•                  On July 31, 2006, the Company announced that it was awarded the first Delaware State Lottery System multi-terminal video lottery machine contract which will result in placements of up to 44 units, or 220 seats, of its Table MasterTM electronic table game platform. The five-player units installed in the state’s three lottery venues will provide a mix of blackjack and poker-based proprietary gaming content, with initial installations being completed during the fourth calendar quarter of 2006. The initial contract term is five years and the units will be placed under a revenue sharing arrangement with the lottery venues.

•                  On July 31, 2006, the Company entered into an agreement with International Game Technology (“IGT”) whereby it sold to IGT its current 50% ownership in the ENPAT patents. Additionally, IGT accelerated payment of the $4.9 million payment pursuant to the initial Patent Purchase Agreement, which allows the Company future royalties when certain thresholds are met. The accelerated payment, which was initially due on June 2007, was discounted to $4.5 million. Resulting from this transaction was the recognition of a $4.6 million gain on sale of patent during the current quarter.

•                  On June 30, 2006, the Company purchased approximately 1,667,000 additional shares of Sona Mobile Holdings Corp. (“Sona”) common stock at the price of $0.60 per share for approximately $1.0 million. These shares were purchased through a private equity investment along with other accredited investors. This increases the Company’s total investment to approximately 4,000,000 shares. As part of the investment, the Company also received 833,334 additional warrants to purchase shares of Sona’s common stock at prices as specified in the agreement.

Utility Products

Revenue from Utility Products totaled $18.6 million in the third quarter, an increase of 13% from $16.5 million in the comparable prior year quarter. Revenue from the prior sequential quarter declined by $5.0 million due in part to the timing of new casino openings in the second quarter. Utility Products lease revenue and leased units decreased slightly compared to the same prior year period and prior sequential quarter, due primarily to the conversion of older generation leased shufflers to sales. Offsetting these decreases were incremental lease placements of the Company’s third generation shufflers, the one2six and MD2®. Utility Products sales and service revenue increased to $12.7 million or a 23% increase over the prior year period. This increase is primarily attributed to strong sales of the Company’s third generation shufflers, most notably the Deck Mate which totaled approximately $4.0 million. General pricing trends for the Company’s Utility Products remain strong, with average selling prices and monthly average lease rates in-line with the same prior year period and prior sequential quarter.

Entertainment Products

During the third quarter, revenue from Entertainment Products increased 107% to $22.1 million versus $10.7 million in the same prior year period, primarily due to an $8.7 million contribution from the Stargames product line and an increase in lifetime license sales of the company’s proprietary table game content. Entertainment Products lease and royalty revenue increased 4% over last year due primarily to incremental Table MasterTM lease units, as well as additional lease placements of its live proprietary table games, most notably Royal Match 21®, Bet the Set 21TM, and Ultimate Texas Hold’emTM. Additionally, the current quarter benefited from the increased monthly lease rate for Three Card Poker® which was effective January 1, 2006. Note that the company’s total installed base of live proprietary table games surpassed 4,000 units during the current quarter. Entertainment Products sales and service revenue increased 255% to $15.6 million compared to last year primarily resulting from the Stargames revenue contribution noted above, as well as a $2.3 million increase in lifetime license sales. General pricing trends for the Company’s traditional live table games remain strong, with average selling prices and monthly average lease rates in-line with the same prior year period and prior sequential quarter. However, Entertainment product margins were negatively impacted in the current quarter due to product mix, namely the contribution of Stargames products which carry lower gross margins than our traditional Entertainment Products. Note that total acquisition related product amortization expense equaled $1.0 million during the current quarter, also negatively impacting Entertainment product gross margins.

Operating Expenses

Operating expenses for the third quarter totaled $18.6 million compared to $8.3 million in the prior year quarter. This increase was primarily due to approximately $5.6 million in Stargames operating expenses, including approximately $248,000 in Stargames intangible asset amortization, and an increase in corporate legal expenses of $1.6 million. Additionally, the

Company recognized share-based compensation expense of approximately $1.5 million in the third quarter, which includes $626,000 for restricted stock compensation expense compared to $180,000 for the prior year quarter. Further detail of the Company’s share-based compensation is included in the Supplemental Data section, which is included in this release. Current quarter operating expenses were favorably impacted by the $4.6 million gain on sale of patent related to the Company’s sale to IGT of the remaining 50% interest in the ENPAT patents.

Other Expense

Other expense for the third quarter totaled $1.9 million compared to $291,000 in the prior year quarter. During the quarter, other expense was primarily impacted by $1.4 million of interest expense related to Stargames acquisition financing. In January 2006, the Company entered into a credit agreement with Deutsche Bank in the amount of $115.0 million to finance the acquisition of Stargames. The Company is in the process of securing a senior secured credit facility of approximately $100.0 million. Management believes that the facility will be closed and funded by October 31, 2006.

Balance Sheet, Cash Flows & Capital Deployment

Cash, cash equivalents, and investments totaled $23.4 million as of July 31, 2006, compared to $34.1 million as of October 31, 2005. Net cash provided by operating activities for the nine months ended July 31, 2006 totaled approximately $28.7 million as compared to approximately $29.1 million in the prior year period. Current year cash provided by operating activities was negatively impacted by the adoption of SFAS123R. Further detail illustrating the impact of SFAS 123R on operating cash flow is included in the Supplemental Data section, which is included in this release.

During the quarter, the Company paid down an additional $20.0 million on the Stargames acquisition debt and subsequent to quarter end, made additional payments totaling $10.0 million. The outstanding balance under this credit agreement was $70.0 million as of September 7, 2006.

The Company repurchased 125,000 common shares during the current quarter for approximately $3.5 million at an average price of $28.22 per share. Subsequent to quarter end, the Company repurchased an additional 91,400 common shares for approximately $2.6 million at an average price of $28.35 per share. As of September 7, 2006, approximately $2.7 million remains outstanding under the existing share repurchase board authorization. Additionally, the Company announced today that its board of directors voted to increase the authorization by an additional $30.0 million.

Current Outlook

Fiscal 2006 is a year in which Shuffle Master demonstrated substantial growth in all categories. Nonetheless, the growth in revenue and profit related to Table Master, although expected to be record-setting, will fall short of the Company’s internal forecasts, primarily due to longer than anticipated approval and selling cycles. As an example of this, although the Company won the bid for the Delaware State Lottery multiplayer electronic tables, which the Company anticipates will add $.01 to $.02 per quarter to earnings, the bidding process simply took longer than expected. Due to these delays, management now anticipates a modest impact on full year earnings, which we are now targeting to be $.97 to $1.00.

Looking forward, based on the broad array of products that the Company now offers and the growing geographic reach of these products, management’s outlook for fiscal 2007 and fiscal 2008 is more optimistic than at any point in Shuffle Master’s history. For this reason, management anticipates that revenue and earnings growth in both of these years will exceed the Company’s most recent five-year compound annual growth rate, which is approximately 25%.

Further detail and analysis of the Company’s financial results for the third quarter ended July 31, 2006, will be included in its Quarterly Report on Form 10-Q, which is required to be filed with the Securities and Exchange Commission no later than September 11, 2006 .

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, roulette chip sorters and intelligent table system modules, to improve their profitability, productivity and security, and Entertainment Products, including live proprietary table games, electronic multi-player table game platforms, live table game tournaments and wireless gaming solutions to expand their gaming entertainment content. The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; increased competition from existing and new products for floor space in casinos; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, legal, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; current and/or future litigation, claims and costs or an adverse judicial finding; tax matters including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, and to refinance its indebtedness, including the Company’s senior convertible notes and its bridge loan, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations; and the Company’s ability to successfully and economically integrate the operations of any acquired companies, such as Stargames. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

Shuffle Master, Inc. will hold a conference call on September 7, 2006 at 2:00 PM Pacific Time to discuss the results of operations for the third quarter ended July 31, 2006. The dial-in number for the call is (201) 689-8359; request “Shuffle Master’s Third Quarter Fiscal 2006 Conference Call.”  The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com. Immediately following the call and through September 14, 2006, a playback can be heard 24-hours a day by dialing (201) 612-7415; account number is 3055; conference I.D. number is 212121.

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SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2006	2005	2006	2005

Revenue:
Utility products leases	$5,936	$6,252	$18,029	$17,437
Utility products sales and service	12,689	10,282	46,095	29,842
Entertainment products leases and royalties	6,532	6,266	19,262	18,557
Entertainment products sales and service	15,568	4,391	33,914	13,802
Other	12	81	58	132
Total revenue	40,737	27,272	117,358	79,770

Costs and expenses:
Cost of leases and royalties	2,858	2,501	8,417	7,105
Cost of sales and service	10,491	4,496	29,308	12,527
Selling, general and administrative	14,851	6,474	38,211	22,253
Research and development	3,763	1,796	8,963	5,770
Gain on sale of patent	(4,566)	—	(4,566)	—
In-process research and development	—	—	19,145	—
Total costs and expenses	27,397	15,267	99,478	47,655

Equity method investment loss	(119)	—	(275)	—

Income from operations	13,221	12,005	17,605	32,115
Other expense	(1,873)	(291)	(4,699)	(485)
Income from continuing operations before tax	11,348	11,714	12,906	31,630
Provision for income taxes	3,905	3,663	10,876	10,671
Income from continuing operations	7,443	8,051	2,030	20,959
Discontinued operations, net of tax	(174)	8	(127)	67
Net income	$7,269	$8,059	$1,903	$21,026

Basic earnings per share:
Continuing operations	$0.21	$0.23	$0.06	$0.60
Discontinued operations	—	—	—	—
Net income	$0.21	$0.23	$0.06	$0.60

Diluted earnings per share:
Continuing operations	$0.20	$0.22	$0.06	$0.57
Discontinued operations	—	—	(0.01)	—
Net income	$0.20	$0.22	$0.05	$0.57

Weighted average shares outstanding:
Basic	34,746	35,048	34,596	35,093
Diluted	36,907	36,317	36,206	36,658

SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	July 31,	October 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$23,361	$13,279
Investments	41	20,809
Accounts receivable, net	26,164	17,865
Investment in sales-type leases and notes receivable, net	9,896	8,219
Inventories, net	24,471	9,428
Prepaid income taxes	1,398	—
Deferred income taxes	6,107	1,837
Other current assets	11,066	3,255
Total current assets	102,504	74,692
Investment in sales-type leases and notes receivable, net	12,000	11,136
Products leased and held for lease, net	10,099	9,163
Property and equipment, net	8,807	4,144
Deferred income taxes	3,303	2,400
Intangible assets, net	76,447	48,477
Goodwill	81,935	36,017
Other assets	10,550	7,088
Total assets	$305,645	$193,117

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,472	$3,540
Accrued liabilities	13,520	6,547
Customer deposits and unearned revenue	4,972	3,518
Income taxes payable	—	371
Note payable and current portion of long-term liabilities	89,867	3,082
Total current liabilities	114,831	17,058
Long-term liabilities, net of current portion	159,317	162,659
Deferred income taxes	1,057	—
Total liabilities	275,205	179,717
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 507 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 151,875 shares authorized; 34,975 and 34,527 shares issued and outstanding	350	345
Additional paid-in capital	3,551	—
Deferred compensation	—	(5,788)
Retained earnings	19,201	17,298
Accumulated other comprehensive income	7,338	1,545
Total shareholders’ equity	30,440	13,400
Total liabilities and shareholders’ equity	$305,645	$193,117

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended
	July 31,
	2006	2005
Cash flows from operating activities:
Net income	$1,903	$21,026
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	13,251	8,901
Share-based compensation	4,036	486
In-process research and development	19,145	—
Gain on sale of patent	(4,566)	—
Provision for bad debts	(360)	167
Provision for inventory obsolescence	391	(165)
Tax benefit from stock option exercises	125	4,773
Excess tax benefit from stock option exercises	(2,650)	—
Changes in operating assets and liabilities:
Accounts receivable	3,640	(2,629)
Investment in sales-type leases and notes receivable	(2,511)	(7,615)
Inventories	(3,024)	(2,496)
Other assets	(2,444)	(1,719)
Accounts payable and accrued liabilities	(1,620)	1,910
Customer deposits and unearned revenue	924	81
Prepaid income taxes	213	8,479
Income taxes, net of stock option exercises	1,283	—
Deferred income taxes	918	(2,123)
Net cash provided by operating activities	28,654	29,076

Cash flows from investing activities:
Purchases of investments	(15,523)	(7,311)
Proceeds from sale and maturities of investments	32,288	6,822
Proceeds from sale of leased assets	1,320	—
Payments for products leased and held for lease	(6,099)	(6,212)
Purchases of property and equipment	(1,359)	(2,110)
Purchases of intangible assets	—	(4,413)
Acquisition of Stargames, net of cash acquired	(114,337)	—
Net proceeds from patent sale	3,000	9,039
Other	—	(3,402)
Net cash used by investing activities	(100,710)	(7,587)

Cash flows from financing activities:
Proceeds from acquisition financing	115,000	—
Proceeds from other borrowings	2,385	—
Repurchases of common stock	(3,532)	(20,821)
Debt issuance costs	(281)	—
Proceeds from issuances of common stock, net	6,065	5,954
Excess tax benefit from stock option exercises	2,650	—
Payments on acquisition financing	(30,000)	—
Payments on notes payable and other liabilities	(9,011)	(2,091)
Net cash provided (used) by financing activities	83,276	(16,958)

Effect of exchange rate changes on cash	(1,138)	—
Net increase in cash and cash equivalents	10,082	4,531
Cash and cash equivalents, beginning of period	13,279	20,580
Cash and cash equivalents, end of period	$23,361	$25,111

Cash paid for:
Income taxes, net of refunds	$7,406	$(675)
Interest	4,347	1,002
Non-cash transactions:
Unrealized gain on investments, net of tax	$165	$—
Equity method loss, net of tax	(174)	—
Note payable for patent purchase	—	9,666
Note payable and contingent consideration issued in connection with the acquisition of a business or assets	—	560

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited)

UNIT DATA

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2006	2005	2006	2005

Shufflers installed base (end of period)
Lease units	4,587	4,944	4,587	4,944

Sold units, inception-to-date:
Beginning of period	15,738	12,280	13,780	11,151
Sold during period	840	731	3,090	2,066
Less trade-ins and exchanges	(95)	(122)	(387)	(328)
End of period	16,483	12,889	16,483	12,889
Total installed base (a)	21,070	17,833	21,070	17,833

Chipper installed base (end of period)
Lease units	11	10	11	10

Sold units, inception-to-date
Beginning of period	287	31	122	—
Sold during period	19	14	184	45
End of period	306	45	306	45
Total installed base (a)	317	55	317	55

Table games installed base (end of period)
Royalty units	3,023	2,863	3,023	2,863

Sold units, inception-to-date
Beginning of period	864	633	768	365
Sold during period	202	80	298	348
End of period	1,066	713	1,066	713
Total installed base (a)	4,089	3,576	4,089	3,576

Electronic wagering seats installed base (end of period)
Lease seats	249	155	249	155

Sold seats, inception-to-date
Beginning of quarter	18,673	125	310	75
Sold during quarter	671	45	1,331	95
Stargames installed based at the acquisition date	—	—	17,703	—
End of period	19,344	170	19,344	170
Total installed base (a)	19,593	325	19,593	325

(a)          Installed Base is the sum of product units / seats under lease or license agreements and inception-to-date sold units / seats. Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by the Company’s casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units currently in use.

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited, in thousands)

FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2006	2005	2006	2005

Reconciliation of income from continuing operations to EBITDA:

Income from continuing operations	$7,443	$8,051	$2,030	$20,959
Interest expense (income), net	1,612	152	3,492	(85)
Share-based compensation	1,490	180	4,036	545
IPR&D, Stargames acquisition	—	—	19,145	—
Provision for income taxes	3,905	3,663	10,876	10,671
Depreciation and amortization	4,751	3,144	13,251	8,901

EBITDA from continuing operations (b)	$19,201	$15,190	$52,830	$40,991

(b)         EBITDA (defined as income from continuing operations before net interest, provision for income taxes, depreciation, amortization, share-based compensation and an in-process research & development write-off related to the acquisition of Stargames) is not a financial measure calculated in accordance with US GAAP and should not be considered as an alternative to income from operations as a performance measure. EBITDA is presented solely as a supplemental disclosure because management believes it is a useful performance measure and widely used within its industry. EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

On November 1, 2005, the Company adopted the provisions of SFAS 123R and SAB 107, requiring the measurement and recognition of all share-based compensation under the fair value method.  In addition, SFAS 123R requires the excess tax benefit from stock-option exercises—tax deductions in excess of compensation cost recognized—to be classified as a financing activity. Previously, all tax benefits from stock option exercises were classified as operating activities.  The Company implemented SFAS 123R using the modified prospective transition method.  Accordingly, for the three and nine months ended July 31, 2006, the Company recognized share-based compensation expense for all current award grants, if any, and for the unvested portion of previous award grants based on grant date fair values.  Prior to fiscal 2006, the Company accounted for share-based awards under the APB 25 intrinsic value method, which resulted in compensation expense recorded only for restricted share awards and the modification of outstanding unvested options.  Prior period financial statements have not been adjusted to reflect fair value of share-based compensation expense under SFAS 123R.  The below tables illustrate the impact of adopting SFAS123R on expenses, various margins and cash flow activities.

SFAS 123R impact on Condensed Consolidated Statement of Operations

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2006	2005	2006	2005

Gross margin	$29	$—	$74	$—
Selling, general and administrative	1,392	180	3,740	545
Research and development	69	—	222	—
Total share-based compensation	1,490	180	4,036	545
Tax benefit	(456)	(66)	(1,201)	(199)
Total share-based compensation, net of tax	$1,034	$114	$2,835	$346

Impact on:

Gross margin	0.1%	0.0%	0.1%	0.0%
Selling, general and administrative expenses as a % of revenue	3.4%	0.7%	3.2%	0.7%
Research and development as a % of revenue	0.2%	0.0%	0.2%	0.0%

SFAS 123R impact on Cash Flows

	Nine Months Ended		Nine Months Ended
	July 31, 2006		July 31, 2005
	As Reported	Under APB 25	As Reported

Net cash provided by operating activities	$28,654	$31,304	$29,076
Net cash provided (used) by financing activities	83,276	80,626	(16,958)